EXHIBIT 99.1

KRISPY KREME ANNOUNCES PROPOSED SETTLEMENT
RESOLVING ERISA CLASS ACTION

WINSTON-SALEM, N.C., May 15, 2006 — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that a proposed settlement has been reached resolving an ERISA class action filed on March 3, 2005 in the United States District Court for the Middle District of North Carolina against the Company and individual defendants including certain members of its Board of Directors, officers and employees. The settlement would include a one-time cash payment to be made by the Company’s insurer in the amount of $4,750,000. The Company and the individual defendants deny any and all wrongdoing and would pay no money in the settlement.

The lawsuit alleges that the Company and the individual defendants breached duties with respect to the management and administration of the Krispy Kreme Doughnut Corporation Retirement Savings Plan (the “401(k) Plan”) and the Krispy Kreme Profit Sharing Stock Ownership Plan (the “KSOP”) (collectively the “Plans”). If the settlement is finalized, it will impact members of a settlement class consisting of the Plans’ participants from January 1, 2003 through May 12, 2006. If the settlement is finalized, in addition to the cash payment by the Company’s insurer, the Company will amend the Plans to cause the merger of the KSOP into the 401(k) Plan. Several contingent events must be satisfied before the settlement becomes final, including preliminary and final approval by the United States District Court where the matter is pending. It is anticipated that if the United States District Court gives final approval to the proposed settlement, this matter will be resolved finally by the end of calendar 2007.

About Krispy Kreme
Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts, including its signature Hot Original Glazed®. There are currently approximately 310 Krispy Kreme stores and 85 satellites operating systemwide in 43 U.S. states, Australia, Canada, Mexico, South Korea and the United Kingdom. Additional information on Krispy Kreme can be found on the Internet at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme’s operating results, performance or financial condition are the outcome of pending governmental investigations, including by the Securities and Exchange Commission and the United States Attorney’s Office for the Southern District of New York, and a review by the Department of Labor; the outcome of shareholder derivative and class action litigation; potential indemnification obligations and limitations of the Company’s director and officer liability insurance; material weaknesses in the Company’s internal control over financial reporting; the Company’s ability to implement remedial measures necessary to improve its processes and procedures; continuing negative publicity; significant changes in the Company’s management; the quality of franchise store operations; the Company’s ability, and its dependence on the ability of its franchisees, to execute on the Company’s and their business plans; disputes with franchisees, including pending litigation with some of them; the Company’s ability to implement its international growth strategy; currency, economic, political and other risks associated with international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; relationships with wholesale customers; the Company’s ability to protect its trademarks; risks associated with high levels of indebtedness; restrictions on operations contained in the Company’s senior secured credit facilities; the Company’s ability to meet its ongoing liquidity needs; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme’s Annual Report on Form 10-K for fiscal 2005 and in Forms 12b-25 and other periodic reports filed with the Securities and Exchange Commission.

Krispy Kreme Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154